Exhibit 99.1

KYNDRYL REPORTS QUARTERLY RESULTS

●	Revenues for the quarter ended March 31, 2022 total $4.4 billion, net loss is $229 million, pretax loss is $189 million, and adjusted pretax loss is $51 million
●	Delivers early progress on its Alliances, Advanced Delivery and Accounts initiatives
●	Issues outlook for the fiscal year beginning April 2022

NEW YORK, May 4, 2022 — Kyndryl Holdings, Inc. (NYSE:KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended March 31, 2022.

“In Kyndryl’s first full quarter as an independent company, we’ve expanded our technology ecosystem and invested in our people to better serve our customers and drive toward profitable revenue growth,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“I’m enthusiastic about our momentum. We’re making meaningful progress on our three key initiatives – Alliances, Advanced Delivery and Accounts – which focus on expanding our relationships with key technology partners, transforming our service delivery through upskilling and automation, and proactively addressing existing accounts with substandard margins. We’ll continue executing on this strategy to drive shareholder value.”

Results for the Quarter Ended March 31, 2022

For the quarter ended March 31, 2022, Kyndryl reported revenues of $4.4 billion, which represented a year-over-year decline of 7%, or 3% in constant currency. Compared to prior-year pro forma revenues, revenues declined 6%, or 2% in constant currency. Signings totaled $3.1 billion, an increase of 27% in constant currency, compared to pro forma signings in first quarter 2021. Signings for advisory & implementation services grew 50% in constant currency compared to pro forma signings in first quarter 2021.

The Company reported a pretax loss of $189 million and a net loss of $229 million, or $1.02 per diluted share, in the quarter, compared to a net loss of $494 million in the prior-year period.

Kyndryl reported an adjusted pretax loss of $51 million, compared to a pro forma adjusted pretax loss of $64 million in the prior-year period. Currency movements had a $34 million negative year-over-year impact on adjusted pretax income. The Company generated adjusted EBITDA of $536 million, compared to $605 million pro forma adjusted EBITDA in the prior-year period, primarily driven by a $51 million negative impact from currency movements.

Cash flow from operations was $189 million, and adjusted free cash flow was $136 million.

“Our results include the initial benefits of our freedom of action as an independent company,” said Kyndryl Chief Financial Officer David Wyshner. “I’m especially encouraged by the support this quarter from our Alliances, Advanced Delivery and Accounts initiatives, which over the next three to five years will each contribute hundreds of millions of dollars to our pretax income.”

Recent Developments

●	Progress on our initiatives – In the quarter, the Company began marketing cloud-related services tied to hyperscaler alliances, completed its first signings and built a pipeline of more than $1 billion of signings opportunities. As part of the Advanced Delivery initiative, the Company redeployed over 900 delivery professionals to serve new revenue streams and backfill attrition, generating annualized savings of roughly $46 million. In its Accounts initiative, the Company began to address accounts with substandard margins, resulting in $26 million of annualized benefits.
●	Global strategic partnerships – The Company continued to sign significant strategic partnerships, including with Amazon Web Services as a premier global alliance partner. Through this hyperscaler partnership, Kyndryl is providing solutions for enterprise customers and offering state-of-the-art customer solutions and services through the AWS Cloud Center of Excellence. This partnership is in addition to Kyndryl’s alliances with Microsoft Azure and Google Cloud, signed in late 2021.

The Company has also announced strategic alliances in direct support of its practice areas, including:

o	An extended collaboration with SAP, leveraging SAP’s Business Technology Platform and Kyndryl’s deep expertise in artificial intelligence, data and cyber resiliency services to enable a cost-effective path to the cloud for customers
o	A network and edge computing alliance with Nokia to provide LTE and 5G solutions for customers
o	A partnership with Cloudera to help customers enable and drive hybrid cloud, multicloud and edge computing data initiatives
o	An expanded relationship with Lenovo to develop and deliver scalable hybrid cloud solutions and edge computing implementations
o	An alliance with Pure Storage to deliver application and infrastructure modernization, automation, multi-cloud management and containerization solutions
o	An expanded global alliance with Dell Technologies to help customers use data optimization, infrastructure management services and a cyber resiliency solution to protect their critical business needs
●	Technology certifications – The Company further increased its cloud-related capabilities, with Kyndryl having more than 17,500 hyperscaler certifications among its employees at the end of the quarter, a 10% increase from year-end.
●	Change in fiscal year – As previously announced, Kyndryl changed its fiscal year-end from December 31 to March 31, effective for the fiscal year that began April 1, 2022 and ends March 31, 2023. This change moves Kyndryl’s year-end away from the holiday season and many of its customers’ year-ends, which the Company believes will be better for its customers and customer relationships.
●	Transaction-related costs – The Company’s reported results reflect $58 million of transaction-related costs associated with its spin-off, including systems migration and rebranding costs.

Outlook

Kyndryl is providing the following outlook for its fiscal year beginning April 1, 2022 and ending March 31, 2023:

●	Double-digit constant-currency signings growth compared to pro forma signings in calendar year 2021
●	Revenue of $16.5 to $16.7 billion, which includes an approximately $1.0 billion or six-percentage-point negative currency impact. This represents a decline of (4)% to (3)% in constant currency compared to pro forma revenue for the twelve months ended March 31, 2022
●	Adjusted EBITDA margin of 13% to 14%, reflecting currency headwinds and spin-off-related impacts on amortization, as discussed below
●	Adjusted pretax margin of 0% to 1%, consistent with calendar year 2021 pro forma results

These projected amounts compare to signings of $13.5 billion, pro forma signings of $13.9 billion, revenue of $18.7 billion, pro forma revenue of $18.5 billion, pretax loss of $1.9 billion, net loss of $2.3 billion, adjusted EBITDA of $2.0 billion, pro forma adjusted EBITDA of $2.7 billion and pro forma adjusted pretax income of $114 million in the year ended December 31, 2021.

Based on recent exchange rates, currency movements are negatively impacting fiscal 2023 revenue by approximately $1.0 billion, adjusted EBITDA by approximately $200 million or 30 basis points, and adjusted pretax income by approximately $100 million or 60 basis points compared to calendar year 2021. Forecasted EBITDA also reflects a 60-basis-point negative impact from certain software being expensed rather than capitalized and amortized.

Forecasted amounts are based on currency exchange rates as of April 2022. A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Earnings Conference Call and Webcast

Kyndryl’s earnings call for the quarter ended March 31, 2022 is scheduled to begin at 8:30 a.m. ET on May 5, 2022. The live webcast can be accessed by visiting https://investors.kyndryl.com/events-and-presentations/events/ on Kyndryl's investor relations website or by dialing 866-831-8713 (from the U.S.) or 203-518-9797 (from all other locations), and providing conference ID KD0505. A slide presentation will be made available on the same website shortly before the call on May 5, 2022. Following the event, replays will be available via webcast for twelve months at https://investors.kyndryl.com/events-and-presentations/events/ and by telephone for two days by dialing 800-839-6975 (from the U.S.) or 402-220-6061 (from all other locations).

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. Kyndryl’s nearly 90,000 employees serve over 4,000 customers in more than 100 countries around the world, including 75 percent of the Fortune 100 companies. For more information, visit www.kyndryl.com

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, risks related to the Company’s recent spin-off from IBM, failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers; inability to attract and retain key personnel and other skilled employees; impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of foreign currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and may be further updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles

(GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted free cash flow, pro forma adjusted EBITDA and pro forma adjusted pretax income. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

Pro Forma Financial Information

This press release also includes certain pro forma financial information. The pro forma adjustments assume that the Company’s spin-off from IBM and related transactions occurred as of January 1, 2020. The pro forma financial information is unaudited and is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The pro forma financial information presented includes adjustments that would not be included in the pro forma financial statements contained in a registration statement filed with the Securities and Exchange Commission that contain pro forma information prepared in accordance with Regulation S-X under the Securities Act of 1933.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues[1]	$4,431	$4,771

Cost of services[2]	$3,824	$4,318
Selling, general and administrative expenses	690	714
Workforce rebalancing charges	—	52
Transaction-related costs	58	55
Interest expense	21	14
Other expense	27	22
Total costs and expenses	$4,620	$5,175

Income (loss) before income taxes	$(189)	$(403)
Provision for income taxes	$40	$91
Net income (loss)	$(229)	$(494)

Earnings per share data
Basic earnings (loss) per share	$(1.02)	$(2.20)
Diluted earnings (loss) per share	(1.02)	(2.20)

Basic shares outstanding	224.4	224.1
Diluted shares outstanding	224.4	224.1

1 Total revenue includes related party revenue for the three months ended March 31: $236 million in 2022, $154 million in 2021.

2 Cost of services includes related party cost for the three months ended March 31: $924 million in 2022, $1,006 million in 2021.

Table 2

TRANSITION PERIOD SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended March 31,			Year-over-Year Growth
			Pro Forma	As	Constant
Segment Results	2022	2021	2021	Reported	Currency
Revenue
United States	$1,169	$1,228	$1,219	(5)%	(5)%
Japan	706	763	780	(7)%	1%
Principal Markets[1]	1,579	1,825	1,704	(14)%	(9)%
Strategic Markets[1]	978	955	1,006	2%	6%
Total revenue	$4,431	$4,771	$4,709	(7)%	(3)%
Adjusted EBITDA[2]
United States	$248	$180	$238
Japan	154	123	156
Principal Markets	98	52	175
Strategic Markets	92	96	73
Corporate and other[3]	(56)	(40)	(36)
Total adjusted EBITDA	$536	$410	$605

	March 31,	December 31,
Balance Sheet Data	2022	2021
Cash and equivalents	$2,134	$2,223
Debt (short-term and long-term)	3,223	3,233

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

During the three months ended March 31, 2022, the Company refined certain allocations methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates. The Company plans to provide historically recast segment adjusted EBITDA data for the annual and quarterly periods of 2020 and 2021 following the filing of our transition report on Form 10-QT.

[3]	Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(229)	$(494)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	246	339
Depreciation of right-of-use assets	103	99
Amortization of transition costs and prepaid software	319	323
Amortization of capitalized contract costs	136	160
Amortization of intangible assets	7	7
Stock-based compensation	31	16
Deferred taxes	(10)	17
Net (gain) loss on asset sales and other	12	(1)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(672)	(548)
Right-of-use assets and liabilities (excluding depreciation)	(117)	(118)
Workforce rebalancing liabilities	(73)	(138)
Receivables	(31)	(138)
Accounts payable	384	(99)
Taxes (including items settled with former Parent in prior-year period)	(66)	74
Other assets and other liabilities	151	172
Net cash provided by (used in) operating activities	$189	$(328)

Cash flows from investing activities:
Payments for property and equipment	$(180)	$(180)
Proceeds from disposition of property and equipment	9	93
Other investing activities, net	(53)	(13)
Net cash used in investing activities	$(225)	$(100)

Cash flows from financing activities:
Debt repayments	$(28)	$(17)
Net transfers from Parent	—	460
Short-term borrowings (repayments), net	(2)	—
Common stock repurchases for tax withholdings	(3)	—
Other financing activities, net	(10)	—
Net cash provided by financing activities	$(43)	$443

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(7)	$(3)
Net change in cash, cash equivalents and restricted cash	$(86)	$13

Cash, cash equivalents and restricted cash at January 1	$2,240	$38
Cash, cash equivalents and restricted cash at March 31	$2,154	$50

Supplemental data
Income taxes paid, net of refunds received	$47	$—
Interest paid on debt	$3	$—

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, amortization of intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income, as defined above, by revenue.

Pro forma adjusted pretax income is adjusted pretax income, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of the Separation-related transactions. Pro forma adjusted pretax margin is calculated by dividing pro forma adjusted pretax income, as defined above, by pro forma revenue.

Management uses adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma pretax margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin are helpful supplemental metrics for investors in evaluating our operating performance because they can be used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company. Adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin eliminate the impact of expenses that do not relate to core business performance. These measures are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries.

Pro forma adjusted EBITDA is adjusted EBITDA, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of Separation-related transactions.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA, as defined above, by revenue. Pro forma adjusted EBITDA margin is calculated by dividing pro forma adjusted EBITDA, as defined above, by pro forma revenue.

Management uses adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe they are a helpful supplemental measure to assist investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted free cash flow is defined as cash flow from operations after adding back transaction-related costs and workforce rebalancing payments less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Pro forma signings reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions. Management believes that the estimated value of signings provide insight into the Company’s potential future revenue, and management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base, as well as views signings as useful decision-making information for investors.

Reconciliation of GAAP revenue to pro forma revenue

	Three Months Ended
	March 31,		Year-over-Year
	2022	2021	Change
Revenue as reported (GAAP)	$4,431	$4,771	(7)%
Pro forma adjustments[1]	—	(63)
Pro forma revenue	$4,431	$4,709	(6)%
Revenue growth in constant currency			(3)%
Pro forma revenue growth in constant currency			(2)%

Year Ended
December 31,
2021
Revenue as reported (GAAP)	$18,657
Pro forma adjustments[1]	(134)
Pro forma revenue	$18,523

1 Adjustments to reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of net income (loss) to adjusted pretax income (loss) and adjusted EBITDA

	Three Months Ended March 31,		Year Ended
	2022	2021	December 31, 2021
Net income (loss) (GAAP)	$(229)	$(494)	$(2,319)
Provision for income taxes	40	91	397
Workforce rebalancing charges	—	52	39
Transaction-related costs	58	55	627
Stock-based compensation expense	31	16	71
Goodwill impairment	—	—	469
Amortization of intangible assets	7	7	37
Other adjustments[1]	43	7	88
Adjusted pretax income (loss)	$(51)	$(266)	$(591)
Interest expense	21	14	64
Depreciation expense	246	339	1,300
Amortization expense	319	323	1,278
Adjusted EBITDA (non-GAAP)	$536	$410	$2,049

1 Adjustments to reflect pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and foreign currency impacts of highly inflationary countries.

Reconciliation of net income (loss) to pro forma adjusted pretax income and pro forma adjusted EBITDA

	Three Months Ended	Year Ended
	March 31, 2021	December 31, 2021
Net income (loss) (GAAP)	$(494)	$(2,319)
Provision for income taxes	91	397
Workforce rebalancing charges	52	39
Transaction-related costs	55	627
Stock-based compensation expense	16	71
Goodwill impairment	—	469
Amortization of intangible assets	7	11
Excess cost allocations from IBM	154	493
Effects of post-Separation commercial agreements with IBM	118	416
Incremental costs to support independence and growth	(94)	(274)
Pro forma and other adjustments[1]	32	185
Pro forma adjusted pretax income (loss)	$(64)	$114
Interest expense	20	76
Depreciation expense	327	1,262
Amortization expense	323	1,278
Pro forma adjusted EBITDA	$605	$2,730

1 Pro forma and other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, foreign currency impacts of highly inflationary countries, post-Separation commercial pricing arrangements with IBM, the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of cash flow from operations to adjusted free cash flow

Three Months Ended
March 31, 2022
Cash flow from operations (GAAP)	$189
Plus: Workforce rebalancing payments	49
Plus: Transaction-related costs	70
Less: Net capital expenditures	(171)
Adjusted free cash flow	$136

Reconciliation of signings to pro forma signings (in billions)

Year Ended
December 31,
2021
Historical signings	$13.5
Pro forma adjustments[1]	0.4
Pro forma signings	$13.9

	Three Months Ended March 31,		Year-over-Year
	2022	2021	Change
Historical signings	$3.1	$2.5	26%
Pro forma adjustments[1]	—	0.1
Pro forma signings	$3.1	$2.6	21%
Pro forma signings in constant currency			27%

[1]	Adjustments to reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.